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                                                                     EXHIBIT 4.1

                             MATRIA HEALTHCARE, INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
               RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL
                RIGHTS OF 4% SERIES A CONVERTIBLE PREFERRED STOCK

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                        Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware

                     --------------------------------------

         Matria Healthcare, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, in a duly convened meeting thereof on December 21, 1998, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, to fix by resolution or resolutions the designation of each series of Preferred Stock of the Corporation and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or distribution of assets, conversion or exchange, and such other subjects as may be fixed by resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

         A.       Certain Definitions.

         Unless the context otherwise requires, the terms defined in this paragraph A shall have, for all purposes of this resolution, the meanings herein specified:

         "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the Issue Date, by which (a) the Corporation acquires the business or all or substantially all of the assets of any Person, or any division of any Person, whether through

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acquisition of voting securities, purchase of assets, merger or otherwise or (b)
any Person that was not theretofore a subsidiary of the Corporation becomes a subsidiary of the Corporation.

         "Additional Shares of Common Stock" shall mean all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to paragraph 5(e) or 5(f) hereof, deemed to be issued) by the Corporation after the Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than: (a) the Warrants issued pursuant to the Purchase and Sale Agreement and shares of Common Stock or other securities issued upon exercise thereof; (b) options and shares issued upon the exercise of options outstanding on the Issue Date or to be granted under any Corporation stock option plan or stock purchase plan as in effect on the Issue Date or under any other employee or director stock option or purchase plan or plans adopted or assumed after the Issue Date and which have been duly approved and adopted by a vote of the stockholders of the Corporation; (c) dividends paid or warrants issued pursuant to the terms of the Series A Preferred Stock or the terms of the Series B Preferred Stock and shares of capital stock issued upon exercise of such warrants; (d) in connection with an Acquisition, options, and shares issued upon exercise thereof, assumed by the Corporation and options, and shares issued upon exercise thereof, issued by the Corporation in replacement of outstanding options of the Person being acquired, to the extent that such options issued by the Corporation have the same or greater relative exercise price per option and are exercisable for the same or less relative number of shares of capital stock, in each case, as the options being so replaced; (e) the Corporation's 8% Convertible Subordinated Debentures and Note due December 31, 2001 and shares of Common Stock issued upon conversion thereof; (f) such additional number of shares as may become issuable upon the exercise of any of the securities referred to in the foregoing clauses
(a), (b), (c), (d) or (e) by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities as in effect on the Issue Date; and (g) such additional number of shares as may become issuable upon the exercise of any of the securities referred to in the foregoing clauses (a), (b),
(c), (d) or (e) by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities as in effect on the Issue Date, in order to reflect any subdivision or combination of Common Stock, by reclassification or otherwise, or any dividend on Common Stock payable in Common Stock.

         "Affiliate" shall have the meaning ascribed to such term pursuant to Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof; provided, that in no event shall MJG and SZI be deemed to be Affiliates of each other.

         "Base Price" shall initially be $3.00 and shall be adjusted whenever the Conversion Price is adjusted pursuant to paragraph 5 hereof by multiplying
(i) the Base Price in effect immediately prior to such adjustment of the Conversion Price by (ii) a fraction, the numerator of which is the Conversion Price in effect immediately following such adjustment and the denominator of which is the Conversion Price in effect immediately prior to such adjustment.

         "Board of Directors" shall mean the Board of Directors of the Corporation and, to the extent permitted by law, any committee of the Board of Directors authorized to exercise the powers of the Board of Directors.

         "Change in Control" shall have the meaning set forth in paragraph 6(b) hereof.

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         "Closing Price" with respect to a share of the Common Stock, for any day, shall mean the last reported sale price, regular way, of the Common Stock, or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices, regular way, for such day, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if it is not listed or admitted to trading on any national securities exchange but is traded in the over-the-counter market, the closing sale price of the Common Stock or, in case no sale is publicly reported, the average of the closing bid and asked quotations for the Common Stock, in either case as reported by the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any comparable system or, if the Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price of the Common Stock as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

         "Common Stock" shall mean the one hundred million (100,000,000) authorized shares of the Common Stock, par value $.01 per share, of the Corporation, and all shares hereafter authorized of any class of common stock of the Corporation.

         "Common Stock Warrant" shall mean the Common Stock Warrant as defined in the Purchase and Sale Agreement.

         "Conversion Price" shall have the meaning set forth in paragraph 5(c) hereof.

         "Convertible Securities" shall mean any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

         "Current Market Price" per share shall mean, with respect to any of the Common Stock, as of any particular date of determination, the average of the daily closing prices of the Common Stock as reported in The Wall Street Journal or other reputable financial news source, for the 30 consecutive trading days immediately preceding such date.

         "Dividend Payment Dates" shall have the meaning set forth in paragraph 2(a) hereof.

         "Dividend Period" shall mean the period from and including the Issue Date to the first Dividend Payment Date and each quarterly period from and after the Dividend Payment Date for the preceding Dividend Period to the Dividend Payment Date for such Dividend Period.

         "Event of Noncompliance" shall mean the occurrence of any of the following events:

                  (i) the Corporation shall fail to pay dividends on the Series A Preferred Stock for two consecutive Dividend Periods, not including any suspension of dividend payments pursuant to Section 9.2(e)(iv) of the Purchase and Sale Agreement; or


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                  (ii)     (a) the Corporation shall (i) apply for or consent to
                           the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally unable or admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (vi) acquiesce in writing to, or fail to controvert in a timely or appropriate manner, any petition filed against it in an involuntary action case under such Bankruptcy Code, or (vii) take any action under the laws of any jurisdiction analogous to any of the foregoing; or

                           (b) a proceeding or case shall be commenced, without the application or consent of the Corporation, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 90 days.

         "Failure to Redeem" shall mean any failure by the Corporation to redeem shares of the Series A Preferred Stock in accordance with the provisions of paragraph 6(b) or paragraph 6(c), other than a failure to redeem pursuant to
Section 9.2(e)(iv) of the Purchase and Sale Agreement.

         "Fully Diluted" means, with respect to the Common Stock, all of the outstanding Common Stock determined as if any security or obligation directly or indirectly exercisable for or convertible into Common Stock had been so exercised or converted, as the case may be.

         "Issue Date" shall mean the date on which any shares of the Series A Preferred Stock are first issued.

         "Joint Director" shall mean a director elected collectively by the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock, as a Voting Group.

         "Junior Stock" shall mean Common Stock and any other class or series of capital stock of the Corporation authorized after the Issue Date not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock and any Parity Stock shall have been so paid or declared and set apart for payment and shall also mean any class or series of capital stock of the Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock and any Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.


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         "Liquidation Preference" with respect to the Series A Preferred Stock shall mean $1,000 per share.

         "MJG" shall mean Mark J. Gainor, a Georgia resident.

         "MJG Affiliate" shall mean MJG and any Affiliate of MJG (in each case exclusive of any SZI Affiliate).

         "MJG Director" shall mean any director on the Board of Directors who is an MJG Affiliate or a designee of an MJG Affiliate, other than a director elected by the holders of the Series A Preferred Stock and/or Series B Preferred Stock upon an Event of Noncompliance or a Failure to Redeem as set forth herein.

         "Options" shall mean any and all rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

         "Other Securities" shall mean any stock (other than Common Stock) and other securities of the Corporation or any other Person (corporate or otherwise) which the holders of the Series A Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion thereof, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to paragraph 5(i) hereof or otherwise.

         "Parity Stock" shall mean the Series B Preferred Stock and any class or series of capital stock of the Corporation authorized after the Issue Date entitled to receive payment of dividends on a parity with the Series A Preferred Stock and shall also mean any class or series of capital stock of the Corporation entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

         "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or other agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

         "Preferred Stock" shall mean the authorized fifty million (50,000,000) shares of the Corporation's serial Preferred Stock, par value $.01 per share.

         "Purchase and Sale Agreement" shall mean that certain Purchase and Sale Agreement dated as of December 21, 1998 between the Corporation and Gainor Medical Management, L.L.C.

         "Senior Stock" shall mean any class or series of capital stock of the Corporation authorized after the Issue Date ranking senior to the Series A Preferred Stock and any Parity Stock in



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respect of a right to receive dividends and shall also mean any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock and any Parity Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

         "Series A Director" shall mean a director elected by the holders of the Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock, other than a Joint Director.

         "Series A Preferred Stock" shall have the meaning set forth in paragraph 1 hereof.

         "Series B Director" shall mean a director elected by the holders of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock, other than a Joint Director.

         "Series B Preferred Stock" shall mean the 60,000 shares of that series of the Preferred Stock of the Corporation designated as "8% Series B Redeemable Preferred Stock."

         "SZI" shall mean SZ Investments, L.L.C., a Delaware limited liability company.

         "SZI Affiliate" shall mean SZI and any of its Affiliates under control of or common control with SZI (in each case exclusive of any MJG Affiliates); provided, however, that, notwithstanding the foregoing, no Person shall be deemed to be an SZI Affiliate unless (i) Sam Zell or any other executive officer of SZI has actual knowledge of the relevant action to be attributed to the SZI Affiliate hereunder or (ii) in the case of publicly held entities that might otherwise fall within this definition, unless Sam Zell or any other executive officer of SZI took any action, directly or indirectly, to cause, suggest, encourage or assist such publicly held entity to take the relevant action to be attributed to the SZI Affiliate hereunder.

         "SZI Director" shall mean any director on the Board of Directors who is an SZI Affiliate or a designee of an SZI Affiliate, other than a director elected by the holders of the Series A Preferred Stock and/or Series B Preferred Stock upon the occurrence of an Event of Noncompliance or a Failure to Redeem.

         "Voting Group" shall mean the holders of the outstanding Series A Preferred Stock and Series B Preferred Stock voting together as a single class.

         "Voting Securities" shall mean stock of any class or classes (or equivalent interests), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or persons performing similar functions) of such business entity, even though the right so to vote has been suspended by the happening of such a contingency.

         1. Designation and Amount; Rank. There shall be a series of Preferred Stock designated as the "4% Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 16,500, of which 10,000 shares shall be issued initially on the Issue Date, and the remainder shall be reserved for issuance as dividends pursuant to paragraph 2(b) hereof. The Series A Preferred Stock shall, with respect to payment of dividends and rights upon liquidation, dissolution or winding up of the affairs of the


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Corporation rank senior to the Common Stock and to all Junior Stock, rank on a parity with all Parity Stock and rank junior to all Senior Stock.

         2.  Dividends and other Distributions.

         (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, cumulative dividends at the annual rate (the "Base Rate") of 4% of the Liquidation Preference of such share (or $40.00 per share per year) from and including the Issue Date (or, in the case of each share issued after the Issue Date, from the Dividend Payment Date which is the date of issue of such share, or if such date is not a Dividend Payment Date, from the immediately preceding Dividend Payment Date, or if none, the Issue Date) to and including the date on which the Liquidation Preference of such share is made available (whether upon liquidation, dissolution or winding up of the Corporation or, in the case of paragraph 6 hereof, redemption or, in the case of paragraph 5 hereof, conversion), whether or not there are any funds of the Corporation legally available for the payment of dividends. Dividends shall be fully cumulative, shall accrue without interest, whether or not such dividends have been declared, and shall be payable quarterly in arrears in equal amounts on January 1, April 1, July 1 and October 1 of each year ("Dividend Payment Dates"), commencing with the first Dividend Payment Date following the Issue Date, to the holders of record of the Series A Preferred Stock as of the close of business on such date, not more than 30 days nor less than 10 days preceding the Dividend Payment Date, as may be fixed by the Board of Directors (the "Record Date"). For purposes of determining the amount of dividends "accrued" as of any date which is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from and including the Issue Date (in the case of any date up to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to the date as of which such determination is to be made, based on a 360-day year.

         (b) Dividends shall be payable on any Dividend Payment Date in cash or, at the option of the Corporation, in shares of Series A Preferred Stock or any combination thereof. To the extent that the Corporation elects to pay such dividends, in whole or in part, in shares of Series A Preferred Stock, the Corporation shall deliver to a holder of Series A Preferred Stock on the Dividend Payment Date the number of shares of Series A Preferred Stock equal to the product of (i) the number of shares of Series A Preferred Stock held by such holder as of the Record Date, multiplied by (ii) a fraction, the numerator of which is the difference between (y) the full quarterly dividend to which a holder of a share of Series A Preferred Stock is entitled and (z) the per share amount of any cash dividend to be paid to a holder on such Dividend Payment Date, and the denominator of which is $1,000. Notice of each Record Date shall specify whether the dividend being declared will be paid in cash, in shares of Series A Preferred Stock, or any combination thereof, and shall be mailed, first class, postage prepaid, not less than 10 days nor more than 30 days prior thereto to the holders of record of Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice. In the event that the Board of Directors does not declare and/or the Corporation does not pay a dividend on any regular Dividend Payment Date, notice of such nondeclaration and/or nonpayment shall be given to



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holders of the Series A Preferred Stock in the manner provided in the preceding sentence not more than five days subsequent to such Dividend Payment Date.

         (c) To the extent not paid on each Dividend Payment Date in the manner provided in paragraph 2(b), all dividends that have accrued on each share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date (i) shall be declared and paid at any time upon the request of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, such dividends to be paid solely in shares of the Series A Preferred Stock; and (ii) may be declared and paid at any time, in cash (subject to the concurrent satisfaction of any cash dividend arrearages then existing with respect to any Parity Stock) or, at the option of the Corporation, in shares of Series A Preferred Stock. Such dividends may be paid, without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than 30 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date"). Notice of each Special Record Date shall be mailed, first class, postage prepaid, not less than 10 days nor more than 30 days prior thereto, to the holders of record of Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice. To the extent that such accrued unpaid dividends are paid in shares of Series A Preferred Stock, the number of such shares shall be determined in accordance with paragraph 2(b).

         (d) So long as any shares of the Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Corporation make any distribution on any Junior Stock, or set aside any assets for any such purposes, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless and until all dividends to which the holders of the Series A Preferred Stock and all Parity Stock shall have been entitled for all current and all previous Dividend Periods shall have been paid or declared and the consideration sufficient for the payment thereof set apart so as to be available for the payment thereof and for no other purpose; provided, however, that nothing contained in this paragraph 2(d) shall prevent the payment of dividends solely in Junior Stock or the repurchase, redemption or other acquisition of Junior Stock solely through the issuance of Junior Stock.

         (e) The Corporation shall not be required to issue any fractional shares of Series A Preferred Stock that a holder may become entitled to pursuant to paragraph 2(b) or paragraph 2(c). The Board of Directors may elect to settle any final fraction of a share of Series A Preferred Stock which a holder of one or more shares of Series A Preferred Stock would otherwise be entitled to receive pursuant to paragraph 2(b) or paragraph 2(c) by having the Corporation pay to such holder, in lieu of issuing a fractional share thereto, a cash adjustment in respect of such final fraction in an amount equal to the product determined by multiplying such fraction times $1,000. Such election, if made, shall be made as to all holders of Series A Preferred Stock who would otherwise be entitled to receive a fractional share of Series A Preferred Stock. If the Board of Directors does not make the foregoing election, then in determining the number of whole shares of Series A Preferred Stock which a holder of Series A



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Preferred Stock would be entitled to receive pursuant to paragraph 2(b) or paragraph 2(c), any final fraction of a share shall be rounded upward to the next higher integer.

         3.  Distributions Upon Liquidation, Dissolution or Winding Up.

         (a) Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, equal to $1,000 per share (the "Liquidation Preference"), plus an amount equal to unpaid accrued dividends thereon to the payment date before any payment or distribution shall be made to the holders of any Junior Stock of the Corporation, which payment shall be made pari passu to any such payment made to the holders, if any, of any Parity Stock. The holders of Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving the Liquidation Preference per share and such unpaid accrued dividends.

         (b) If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled.

         (c) Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer, or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice.

         4.  Voting.

         (a) The holders of Series A Preferred Stock shall have no right to vote for any purpose, except as specifically required by the General Corporation Law of the State of Delaware and except as described in this paragraph 4 or paragraph 6(h).

         (b) Unless the consent or approval of a greater number of shares shall be required by law, without the consent of the holders of at least 66-2/3% of the number of shares of the Series A Preferred Stock at the time outstanding, either in writing or by vote at a meeting called



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for that purpose at which the holders of the Series A Preferred Stock shall vote as a class, the Corporation shall not (i) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation nor any resolution of the Board of Directors establishing and designating a series of preferred stock and determining the relative rights and preferences thereof, so as to effect any adverse change in the rights, privileges or preferences of the holders of the Series A Preferred Stock, (ii) create or designate any class or series of Parity Stock, Senior Stock or any other stock which has conversion features, redemption features, voting rights or other material terms which are, in any such case, more favorable than the comparable terms of the Series A Preferred Stock, or
(iii) issue additional shares of Series A Preferred Stock except pursuant to the terms hereof.

         (c) The Corporation shall promptly notify the holders of the Series A Preferred Stock of the occurrence of an Event of Noncompliance or a Failure to Redeem. Upon the occurrence and during the continuation of an Event of Noncompliance or a Failure to Redeem, the holders of shares of Series A Preferred Stock, shall have the certain voting rights set forth below with respect to the election of directors to the Board of Directors. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Stock shall only be entitled to elect a maximum of one Series A Director with respect to any and all Events of Noncompliance and a maximum of one Series A Director with respect to any and all Failures to Redeem.

                  (i) if either an Event of Noncompliance or a Failure to Redeem occurs (but not concurrently), then the holders of Series A Preferred Stock, voting separately as a class, shall have the right to elect one Series A Director;

                  (ii) if an Event of Noncompliance exists concurrently with a Failure to Redeem, then the holders of Series A Preferred Stock, voting separately as a class, shall have the right to elect two Series A Directors, except:

                       (A) if the Board of Directors includes both an MJG
                  Director and an SZI Director and the holders of Series B Preferred Stock have elected or have the right to elect one or more Series B Directors, then the holders of Series A Preferred Stock, voting separately as a class, shall have the right to elect one Series A Director; or

                       (B) if the Board of Directors includes either an MJG
                  Director or an SZI Director, but not both, and the holders of Series B Preferred Stock have elected or have the right to elect two Series B Directors, then, notwithstanding anything to the contrary herein or in the terms of the Series B Preferred Stock, the rights of the holders of Series A Preferred Stock with respect to the election of directors shall be as follows:

                           (1) the holders of Series A Preferred Stock, voting
                       separately as a class, shall have the right to elect one Series A Director; and

                           (2) the holders of Series B Preferred Stock, voting
                       separately as a class, shall have the right to elect one Series B Director; and



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                           (3) the holders of the Series A Preferred Stock and
                       the holders of the Series B Preferred Stock, voting as a Voting Group, shall have the right to elect one Joint Director.

         Notwithstanding anything to the contrary contained herein, the aggregate number of all of the Series A Directors, Series B Directors, Joint Directors, MJG Directors and SZI Directors shall never exceed four (4) directors at any one time.

         (d) Each director elected in accordance with paragraph 4(c) shall thereupon become an additional director of the Corporation and the authorized directors of the Corporation shall thereupon be automatically increased by such number. The Corporation will not take any action which would impair its ability, in conformity with the Certificate of Incorporation and the By-Laws of the Corporation, to increase automatically the number of its directors as provided herein. During such times that the holders of the Series A Preferred Stock or the Voting Group, as the case may be, shall be entitled to elect such additional directors, the remaining directors shall be elected by the holders of the other shares of capital stock of the Corporation entitled to vote for the election of directors, without right in the holders of Series A Preferred Stock or the Voting Group to participate in the election of such remaining directors.

         Such right of the holders of shares of the Series A Preferred Stock, acting separately or as part of a Voting Group, to elect a particular director shall continue only until the event or events forming the basis for the election of such director have been cured in full, or as otherwise contemplated in paragraph 4(c), at which time the term of office of such director shall forthwith terminate and the number of directors constituting the entire Board of Directors of the Corporation shall be reduced correspondingly (subject always to the same provisions for the vesting of such voting rights on the occurrence of any other or future Event of Noncompliance or Failure to Redeem). The fact that an Event of Noncompliance or Failure to Redeem has been cured and that no other Event of Noncompliance or Failure to Redeem has occurred and is continuing shall be evidenced by a certificate executed by the chief executive officer and chief financial officer of the Corporation and delivered to the Board of Directors.

         At any time after such voting rights shall so have vested in the holders of shares of the Series A Preferred Stock, as a separate group or as part of a Voting Group, the Secretary of the Corporation may, and upon the written request of the holders of record of not less than 25% of the Series A Preferred Stock, addressed to him at the principal office of the Corporation, shall within 10 days after delivery of such request, call a special meeting of the holders of shares of the Series A Preferred Stock or of such Voting Group for the purpose of electing the director to be elected by them, such meeting to be held within 15 days after such call at the place and upon the notice provided by the By-Laws of the Corporation for the holding of meetings of shareholders; provided, however, that if the Secretary of the Corporation shall fail to call any such meeting within 10 days after delivery of any such request, such meeting may be called by any holder or holders of record of 25% or more of the Series A Preferred Stock. Notwithstanding the foregoing, the Secretary of the Corporation shall not be required, and the holders of Series A Preferred Stock shall not be entitled, to call such a special meeting if the request for such call is received less than 45 days prior to the date fixed for the next annual meeting of shareholders, and if in such case such special meeting is not called, the holders of Series A Preferred Stock shall be entitled to vote (as a class or as part of a Voting Group, as the case may be) at such annual meeting to elect such director. Any vacancy in the office of the director elected by the holders of the Series A Preferred Stock or such Voting Group shall be filled by a vote of such holders or such Voting Group, as the case may be, as a separate class. Except as hereinbefore provided, the director elected by the holders of the Series A Preferred Stock or such Voting Group shall serve until the next annual meeting of the shareholders and until his successor shall have been elected and qualified and may be otherwise removed only by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, or then outstanding shares of such Voting Group, as the case may be, at the time of such removal.

         At any meeting having as a purpose the election of a director by holders of the Series A Preferred Stock or any such Voting Group, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Series A Preferred Stock or a majority of such Voting Group, as the case may be, shall be required and be sufficient to constitute a quorum of such class for the election of a director by such holders. At any such meeting or adjournment thereof, (i) the absence of a quorum of such holders of the Series A Preferred Stock or such Voting Group, as the case may be, shall not prevent the election of the directors to be elected by the holders of shares other than the Series A Preferred Stock or such Voting Group, and the absence of a quorum of holders of shares other than the Series A Preferred Stock or such Voting Group shall not prevent the election of the director to be elected by the holders of the Series A Preferred Stock or such Voting Group, and (ii) in the absence of such quorum of any class or classes of stock, a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         5.  Conversion and Adjustments.

         (a) Conversion Right. Unless previously redeemed as provided in paragraph 6 hereof, shares of the Series A Preferred Stock may be converted prior to redemption thereof at such time, in such manner and upon such terms and conditions as hereinafter provided in this paragraph 5 into fully paid and non-assessable full shares of Common Stock. In the event the Corporation shall call for redemption the shares of Series A Preferred Stock pursuant to paragraph 6 hereof, the conversion right provided by this paragraph 5 shall terminate at the close of business on the business day immediately preceding the redemption date. In case cash, securities or property other than Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Common Stock in this paragraph 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

         (b) Conversion Date. Unless previously redeemed as provided in paragraph 6 hereof, the Series A Preferred Stock shall be convertible at any time and from time to time at the option of the holder(s) thereof.

         (c) Conversion Price. Subject to the provisions for adjustment hereinafter set forth in this paragraph 5, holders of shares of Series A Preferred Stock may convert shares of Series A Preferred Stock, unless previously redeemed, into a number of shares of Common Stock calculated by dividing, for each share of Series A Preferred Stock to be converted, (1) the Liquidation Preference by (2) $4.50 (this price as from time to time adjusted cumulatively pursuant to the provisions of this paragraph 5 is hereinafter referred to as the "Conversion Price.")

         (d) Issuance of Additional Shares of Common Stock. In case the Corporation at any time or from time to time after the Issue Date shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subparagraphs 5(e) and (f) hereof) without consideration or for a consideration per share less than the greater of the Current Market Price Per Share and the Base Price in effect immediately prior to such issue or sale (the greater of such two numbers being referred to herein as the "Floor Price"), then, and in each such case, the Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction,

                 (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Floor Price; and

                 (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale, provided that, for the purposes of this paragraph 5(d), (A) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to subparagraphs 5(e) and (f) hereof, such Additional Shares of Common Stock shall be deemed to be outstanding, and (B) treasury shares shall not be deemed to be outstanding.

         (e) Treatment of Options and Convertible Securities. In case the Corporation at any time or from time to time after the Issue Date shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then, and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading); provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 5(g) hereof) of such shares would be less than the Floor Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be; and, provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (i) no further adjustment of the Conversion Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities, except in the case of any such Options or Convertible Securities which contain provisions requiring an adjustment, subsequent to the date of the issue or sale thereof, of the number of Additional Shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities by reason of (x) a change of control of the Corporation, or (y) the acquisition by any Person or group of Persons of any specified number or percentage of the Voting Securities of the Corporation;

                           (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

                           (iii) upon the expiration (or purchase by the
                  Corporation and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which (or purchase by the Corporation and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which) shall not have been exercised, the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

                                 (A) in the case of Options for Common Stock or
                           Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                           (B) in the case of Options for Convertible
                           Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (pursuant to paragraph 5(g) hereof) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised.

                           (iv) no readjustment pursuant to subparagraph (ii) or
                  (iii) above shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

                           (v) in the case of any such Options which expire by
                  their terms not more than thirty (30) days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subparagraph (iii) above; and

                           (vi) Notwithstanding the foregoing, there shall be no
                  adjustment pursuant to this paragraph 5(e) if the holder of the Series A Preferred Stock is then an "Acquiring Person" under the Rights Agreement, dated as of January 30, 1996 between the Corporation and SunTrust Bank, Atlanta, as Rights Agent, as such agreement may be amended pursuant to Section
                  8.6 of the Purchase and Sale Agreement or otherwise amended, restated or modified from time to time.

         (f) Treatment of Stock Dividends, Stock Splits, etc. In case the Corporation at any time or from time to time after the Issue Date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, with respect to any adjustment of the Conversion Price pursuant to paragraph 5(d), Additional Shares of Common Stock shall be deemed to have been issued (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (ii) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective. Additional Shares of Common Stock deemed to have been issued pursuant to this subparagraph (f), relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration, unless and only to the extent that consideration is actually paid therefor.

         (g) Computation of Consideration. For the purposes of this paragraph 5:

                           (i) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

                            (A) insofar as it consists of cash, be computed at
                           the net amount of cash received by the Corporation, (without deducting any expenses paid or incurred by the Corporation or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale);

                            (B) insofar as it consists of property (including
                           securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Corporation; and

                            (C) in case Additional Shares of Common Stock are
                           issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (A) and (B) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board of Directors of the Corporation.

                           (ii) Additional Shares of Common Stock deemed to have
                  been issued pursuant to paragraph 5(e) relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

                           (A) the total amount, if any, received and receivable by the Corporation as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subparagraph (g)(i), by

                           (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (h) Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

         (i) Reclassification, Consolidation or Merger. In the case of (A) any capital reorganization, reclassification or other change of outstanding Common Stock (or Other Securities) (other than those referred to in paragraph 5(f) of this Section and other than a change in par value), or (B) any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a consolidation or merger in which the Corporation is the continuing or surviving corporation and which does not result in any reclassification of, or change (other than a change in par value, or as a result of a subdivision or combination to which paragraph 5(f) hereof is applicable) in, the outstanding Common Stock (or Other Securities)) or (C) any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer, and the holders of the Series A Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of Series A Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other shares of stock or other securities and property deliverable upon conversion of the Series A Preferred Stock remaining outstanding or other convertible preferred stock or other securities received by the holders of Series A Preferred Stock in place thereof; and, provided further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series A Preferred Stock remaining outstanding, or other convertible preferred stock or other securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

         (j) Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become issuable upon exercise of Options or upon conversion of Convertible Securities, as the case may be, for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this paragraph 5, the conversion rights granted hereunder, then, and in each such case, the computations, adjustments and readjustments provided for in this paragraph 5 with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the conversion of the Series A Preferred Stock, so as to protect the holders thereof against the effect of such dilution. All computations, adjustments and readjustments made pursuant to this paragraph 5(j) shall be determined by the Board of Directors, which determination shall be made in good faith.

         (k) Notice of Adjustment. Whenever the Conversion Price shall be adjusted as provided in this paragraph 5, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock a statement signed by the President or one of the Vice Presidents of the Corporation and by its Treasurer or Assistant Treasurer, disclosing the nature of such event, the Conversion Price in effect immediately thereafter and the kind and amount of stock or other securities or property into which Series A Preferred Stock shall be convertible after such event.

         (l)      Advance Notice of Certain Events.  In case at any time:

                           (i) the Corporation shall declare any dividend or distribution payable to the holders of its Common Stock (whether payable in cash, Common Stock or other consideration);

                           (ii) the Corporation shall offer for subscription or issuance pro rata to the holders of the Common Stock any additional shares of stock of any class;

                           (iii) there shall be any capital reorganization of
                  the Corporation, any recapitalization or reclassification of the capital stock of the Corporation, or consolidation or merger involving the Corporation, or any sale or transfer of all or substantially all of the Corporation's assets to any other Person other than a sale or transfer to a wholly-owned subsidiary of the Corporation;

                           (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation as a whole or substantially as a whole in a single transaction or a series of related transactions;

                           (v) the Corporation shall take any action which would require an increase or decrease of 1% or greater in the Conversion Rate pursuant to paragraph 5; or

                           (vi) the Corporation shall propose or have knowledge of any other event which constitutes or, if consummated would constitute, a "Change in Control" as defined in subparagraph 6(b)(ii) below;

then, in each such case, the Corporation shall give each holder of Series A Preferred Stock written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining stockholders entitled to vote upon such reorganization, recapitalization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, as the case may be, and of the date, if determined, when any such transaction shall take place. If and to the extent applicable, such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such notice shall be given at least 30 days before the earliest date required to be specified therein in accordance with this subparagraph, shall describe the proposed transaction in reasonable detail, and shall specify the consideration to be received by the holders of Common Stock in respect thereto and/or any adjustment which would be made to the Conversion Price as a result of such transaction; provided, however, that the Corporation shall be obligated to only give 10 days prior notice with respect to the following events: (A) any event the occurrence of which would give rise to an adjustment pursuant to paragraph 5, or (B) any regularly-scheduled dividend or distribution which, individually or as a policy, has been previously publicly announced. The Corporation shall also furnish to each holder of Series A Preferred Stock all notices and materials furnished to its stockholders in connection with such transaction as and when such notices and materials are furnished to its stockholders.

         (m) Method of Conversion. For any holder of Series A Preferred Stock to convert the same into Common Stock, it shall surrender the certificate or certificates for such Series A Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form reasonably satisfactory to the Corporation), and shall give written notice to the Corporation at said office that it elects to convert all or a part of the shares of Series A Preferred Stock represented by said certificate or certificates in accordance with the terms of this paragraph 5, and shall state in writing therein the name or names in which it wishes the certificate or certificates for Common Stock to be issued. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Series A Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the person for whose account such Series A Preferred Stock was so surrendered, or to its nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Common Stock to which it shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series A Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to its nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted shares of Series A Preferred Stock. Such conversion shall be deemed to have been made as of the date that (i) certificates for shares to be converted are so surrendered and (ii) the holder thereof has paid or otherwise provided for all taxes, if any, payable in respect of any transfer involved in the issuance or delivery of any certificate for Common Stock in a name other than that of such holder; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

         The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Series A Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of the Corporation that such tax has been paid.

         The Corporation shall not be required to convert Series A Preferred Stock, and no surrender of Series A Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series A Preferred Stock was surrendered.

         (n) Shares Reserved for Conversion; Corporate Actions. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Series A Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Series A Preferred Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Common Stock upon conversion of the Series A Preferred Stock, the Corporation will use reasonable efforts to comply with all applicable Federal and state securities laws and will use reasonable efforts to list such shares to be issued upon conversion on such securities exchange on which the Common Stock is listed. The Corporation will not, by amendment of its Certificate of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of its obligations hereunder.

         (o) Status of Shares Converted. All shares of Series A Preferred Stock received by the Corporation upon conversion thereof into Common Stock shall be retired and be restored to the status of authorized and unissued shares of Preferred Stock, and may be reissued as part of another series of the Preferred Stock of the Corporation, but such shares shall not be reissued as Series A Preferred Stock.

         (p) Fractions upon Conversion. The Corporation shall not be required to issue fractional shares of Common Stock or script upon conversion of the Series A Preferred Stock. As to any final fraction of a share of Common Stock which a holder of one or more shares of

Series A Preferred Stock would otherwise be entitled to receive upon conversion of such shares in the same transaction, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a full share of the Common Stock. For purposes of this paragraph 5(p), the market value of a share of the Common Stock shall be the Closing Price per share on the business day immediately preceding the date of conversion.

         6.       Redemption.

         (a) Redemption at Option of the Corporation. Subject to the rights of Senior Stock, if any, from and after the date which is the second anniversary of the Issue Date, the Corporation, at its option, may redeem, following any Redemption Pricing Date (as defined below), shares of Series A Preferred Stock, in whole or in part, in the sole discretion of the Board of Directors, at the redemption price of $1,222.22 per share plus an amount equal to the accrued dividends thereon to the redemption date. A "Redemption Pricing Date" shall be any date as of which the Current Market Price of the Common Stock equals or exceeds $5.40 per share. If less than all outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be chosen by lot or pro rata in such manner as the Board of Directors may determine.

         (b)      Redemption at Option of Holders.

                           (i) Subject to the rights of Senior Stock, if any, and the further provisions of subparagraph (b)(ii) below, the Series A Preferred Stock shall be redeemed in whole by the Corporation out of funds legally available therefor, at the written request of the holder or holders of a majority of the outstanding shares thereof after a "Change in Control" of the Corporation, as defined in subparagraph (b)(ii) below, at a redemption price of $1,222.22 per share plus an amount equal to the accrued dividends thereon to the redemption date.

                           (ii) The redemption rights provided by subparagraph
                  (b)(i) shall be available only in the event of a "Change in Control" of the Corporation. For purposes of this subparagraph
                  (b), a "Change in Control" of the Corporation shall mean any of the following events: (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than an "Existing Stockholder" (as hereinafter defined) is or becomes the direct or indirect beneficial owner of shares of the Corporation's capital stock representing greater than 50% of the power to vote in the election of directors under ordinary circumstances or (ii) the Corporation sells, transfers or otherwise disposes of all or substantially all of the assets of the Corporation other than in any transaction between the Corporation and a wholly-owned subsidiary of the Corporation, or (iii) the Corporation is a party to a merger or a consolidation in which the holders of the Corporation's voting securities prior to such merger or consolidation own, directly or indirectly, securities representing less than 50% of the voting power in the surviving entity. "Existing Stockholder" shall mean Mark J. Gainor, SZ Investments, L.L.C., any holder of any of this

                  Series A Preferred Stock, the Series B Preferred Stock or the Common Stock Warrant, or any affiliate of any of them.

                           (iii) If the funds of the Corporation legally
                  available for redemption of shares of the Series A Preferred Stock are insufficient to redeem the total number of such shares required to be redeemed pursuant to subparagraph
                  (b)(i), those funds which are legally available will be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders thereof. At any time thereafter when additional funds of the Corporation are legally available for such purpose, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock outstanding.

         (c) Scheduled Redemption. Subject to the rights of Senior Stock, if any, the Corporation shall redeem, out of funds legally available therefor, shares of the Series A Preferred Stock as follows:

               SCHEDULED                                      NUMBER OF SHARES
            REDEMPTION DATE                                    TO BE REDEEMED
            ---------------                                   ----------------
     Eighth anniversary of Issue Date              One-third of shares then outstanding

     Ninth anniversary of Issue Date               One-half of shares then outstanding

     Tenth anniversary of Issue Date               All remaining outstanding shares

All shares shall be redeemed at a redemption price of $1,000 per share plus an amount equal to the accrued and unpaid dividends thereon to the scheduled redemption date. The shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata. If the funds of the Corporation legally available for redemption of shares of the Series A Preferred Stock are insufficient to redeem the total number of such shares required to be redeemed on a scheduled redemption date, those funds which are legally available will be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders thereof. At any time thereafter when additional funds of the Corporation are legally available for such purpose, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock scheduled to have been redeemed on the previous scheduled redemption date.

         (d) Method of Redemption. Notice of redemption shall be mailed, first class, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, to the holders of record of the Series A Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice. In addition to any information required by law, such notice shall set forth the redemption price, the redemption date, the number of shares to be redeemed and the place at which the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed. In case fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder.

         (e) Deposit of Redemption Price. If notice of any redemption by the Corporation pursuant to this paragraph 6 shall have been mailed as provided in paragraph 6(d) of this Section, and if on or before the redemption date specified in such notice the consideration necessary for such redemption shall have been set apart so as to be available therefor and only therefor, then on and after the close of business on the redemption date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holder thereof to receive upon surrender of its certificates the consideration payable upon redemption thereof. If on or prior to the redemption date (but no earlier than 60 days prior to such redemption date) the Corporation shall deposit, in a trust fund, with any bank or trust company organized under the laws of the United States of America or any state thereof having capital, undivided profits and surplus aggregating at least $100,000,000 (the "Redemption Agent"), the consideration sufficient to redeem on such redemption date the shares of Series A Preferred Stock to be redeemed, with irrevocable instructions and authority to the Redemption Agent, on behalf and at the expense of the Corporation, to mail the notice of redemption as soon as practicable after receipt of such irrevocable instructions (or to complete such mailing previously commenced, if it has not already been completed) and to pay, on and after the redemption date or prior thereto, the redemption price of the shares of Series A Preferred Stock to be redeemed to their respective holders upon the surrender of their share certificates, then, from and after the date of such deposit (although prior to the redemption date) the shares of Series A Preferred Stock to be redeemed shall be deemed to be redeemed and dividends on those shares shall cease to accrue after such redemption date. The deposit shall be deemed to constitute full payment for shares of Series A Preferred Stock to be redeemed to their holders and from and after the date of such deposit the shares shall be deemed to be no longer outstanding and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto, except the right to receive payment of the consideration sufficient to pay the redemption price of the shares, including all accrued but unpaid dividends through the redemption date, without interest, upon surrender of their certificates therefor, and except the right to exercise on or before the close of business on the second full business day prior to the redemption date the conversion rights appertaining to such shares of the Series A Preferred Stock.

         (f) Any monies so deposited or set aside by the Corporation pursuant to the preceding paragraph which shall not be required for such redemption because of the exercise of any right of conversion subsequent to the date of such deposit shall be returned to the Corporation forthwith. Any interest accrued on any funds so deposited shall belong to the Corporation and be paid to it from time to time. Any funds so deposited by the Corporation and unclaimed at the end of six months from the date fixed for redemption, shall be paid to the Corporation, after which repayment the holders of shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof, without interest.

         (g) Status of Redeemed Stock. All shares of Series A Preferred Stock redeemed, retired, purchased or otherwise acquired by the Corporation shall be retired and shall be restored to the status of authorized but unissued shares of the Preferred Stock, and may be reissued as part of another series of the Preferred Stock of the Corporation, but such shares shall not be reissued as Series A Preferred Stock. The Corporation will not redeem any shares of Series A Preferred Stock, except as expressly authorized herein.

         (h)      Additional Remedies Upon Failure to Redeem.

                  (i) Issuance of Warrants. Upon the occurrence of a Failure to Redeem, the Corporation shall issue to the holders of shares of Series A Preferred Stock warrants to purchase that number of shares of Common Stock equal to (A) 5.0% of the Fully Diluted Common Stock multiplied by (B) a fraction, the numerator of which is the aggregate value of all shares of Series A Preferred Stock then outstanding (valued at the Liquidation Preference plus accrued but unpaid dividends) and the denominator of which is (x) the aggregate value of all shares of Series A Preferred Stock then outstanding (valued at the Liquidation Preference plus accrued but unpaid dividends) plus (y) the aggregate value of all shares of Series B Preferred Stock then outstanding (valued at the liquidation preference of such shares plus accrued but unpaid dividends). If, on or prior to the occurrence of a Failure to Redeem, the Corporation redeems or has redeemed shares of Series A Preferred Stock and Series B Preferred Stock having an aggregate liquidation preference of at least $15,000,000 but less than $30,000,000, then the percentage of Fully Diluted Common Stock set forth in (A) above shall be reduced to 4.0%. If on or prior to the occurrence of a Failure to Redeem, the Corporation redeems or has redeemed shares of Series A Preferred Stock and Series B Preferred Stock having an aggregate liquidation preference of $30,000,000 or more, then the percentage of Fully Diluted Common Stock set forth in
         (A) above shall be reduced to 3.0%. Warrants issued pursuant to this paragraph 6(h)(i) shall be issued at a purchase price per share equal to 50% of the Current Market Price per share of the Common Stock on the date of the Failure to Redeem. Such warrants shall be issued to holders of the outstanding Series A Preferred Stock on a pro rata basis.

                  (ii) Increase in the Base Rate. In the event of a Failure to Redeem, the Base Rate shall be increased to 20% until such time as all then existing Failures to Redeem have been cured in full.

                  (iii) Election of Additional Director. Upon the occurrence and during the continuation of a Failure to Redeem, the holders of shares of Series A Preferred Stock, shall have the right to elect a director to the Board of Directors in accordance with the procedures set forth in paragraphs 4(c) and 4(d).

         7.       Right of Cancellation. If the Corporation is entitled under
Article 9 of the Purchase and Sale Agreement to cancel any portion of the outstanding Series A Preferred Stock, the Corporation shall provide a notice of cancellation (the "Notice of Cancellation"), which shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock to be so canceled, at their respective addresses as the same appear upon the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice. The Corporation shall mail the Notice of Cancellation not less than 30 days nor more than 60 days prior to the effective date of such proposed cancellation. In addition to any information required by law, the Notice of Cancellation shall set forth the proposed cancellation date, the number of shares proposed to be canceled, the reason for the proposed cancellation. The Purchase and Sale Agreement provides certain procedures for resolving a dispute as to whether the Corporation is entitled to such cancellation. Each holder of Series A Preferred Stock receiving a Notice of Cancellation shall be prohibited from exercising its conversion right with respect to any shares of Series A Preferred Stock then held by such holder from the date of the Notice of Cancellation through and including the actual cancellation date. In case fewer than the total number of shares of Series A Preferred Stock represented by any certificate are cancelled, a new certificate representing the number of shares that were not cancelled will be issued to the holder thereof upon surrender of the old certificate without cost to such holder. Certificates not surrendered for cancellation shall be deemed to represent the reduced number of shares from and after the cancellation date. This right of cancellation shall be conspicuously noted in a legend on any certificate evidencing the Series A Preferred Stock.

         8. Certain Prohibited Transactions. At any time during which not less than 10% of the number of shares of Series A Preferred Stock issued on the Issue Date remain outstanding, the Corporation shall not enter into any material transaction with any Affiliate (as hereinafter defined) of the Corporation (other than a holder of this Series A Preferred Stock and any wholly-owned subsidiary of the Corporation) unless such transaction is on terms and conditions at least as favorable to the Corporation as could be obtained through arm's length negotiations with an independent third party. For purposes of this paragraph 8, an "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         9. Preemptive Rights. The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by the Corporation.

         10. Reports to Stockholders. The Corporation shall mail to holders of Series A Preferred Stock within 105 days after the first day of each fiscal year and within 50 days after the close of each of the first three quarters of each fiscal year, at such holder's address as appearing on the stock register with respect to such Series A Preferred Stock, financial statements, including any notes thereto (and, in the case of fiscal year end, an auditors' report by a firm of established national reputation) and the Management's Discussion and Analysis of Financial Condition and Results of Operations, for the Corporation comparable to those required to be included in annual and quarterly reports furnished pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         11. Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies which may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Certificate of Designations.

         12. Headings of Subdivisions. The headings of the various subdivisions of this Section are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section.

         IN WITNESS WHEREOF, this Certificate of Designation has been made under seal of the Corporation and the hands of the undersigned, said Donald R. Millard, President and Roberta L. McCaw, Secretary, respectively, of the Corporation, this 15th day of January, 1999.


[CORPORATE SEAL]                            MATRIA HEALTHCARE, INC.


                                            By: /s/ Donald R. Millard
                                                -------------------------------
                                                Donald R. Millard, President




ATTEST:

/s/ Roberta L. McCaw
---------------------------
Roberta L. McCaw, Secretary